Exhibit 99.1

Onterris Reports Second Quarter Results, Updates Full-Year 2026 Guidance, and Announces Board-led Strategic Review Process

Updates Date and Time of Conference Call to Today, Wednesday, August 5, at 5:30 p.m. Eastern Time

Second Quarter 2026 Highlights (comparisons to second quarter 2025)

•
Revenue of $186.7 million, compared to $234.5 million, primarily due to historically low environmental emergency response and related recovery services
•
Net income of $1.4 million, or $0.04 per diluted share attributable to common stockholders (EPS), compared to $18.4 million, or $0.42 EPS
•
Adjusted Net Income1 of $19.6 million and Diluted Adjusted Net Income per share1 (Adj EPS1) of $0.51, compared to $27.4 million and $0.60 Adj EPS1, respectively
•
Consolidated Adjusted EBITDA1 as a percentage of revenue of 17.1% (Consolidated Adjusted EBITDA1 of $31.9 million), compared to 16.9% (Consolidated Adjusted EBITDA1 of $39.6 million)
•
Repurchased approximately 1.6 million shares of common stock for $30.0 million through the first half of the year

Full-Year 2026 Guidance Updated, Provides Third Quarter Outlook

•
Updated 2026 Consolidated Adjusted EBITDA1 guidance of $117.0 million to $120.0 million, from $125.0 million to $130.0 million primarily due to lower environmental emergency response and related recovery service revenues. This outlook excludes any benefit from future acquisitions or environmental emergencies which have not yet occurred.
•
Guidance expectations imply 2026 Consolidated Adjusted EBITDA1 as a percentage of revenue of 15.5% at the midpoints, which represents approximately 150 basis points of

1 Consolidated Adjusted EBITDA, Adjusted Net Income (Loss), and Diluted Adjusted Net Income (Loss) per share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

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expansion compared to 2025 and 50 basis points above the Company's original guidance, given successful ongoing cost optimization.
•
Despite lower revenue, 2026 operating cash flow expectations are largely unchanged. The Company expects to convert 60.0% of full-year Consolidated Adjusted EBITDA1 into operating cash flow and generate $70.0 million to $80.0 million in operating cash flow in the second half of 2026.
•
Updated 2026 revenue guidance of $740.0 million to $790.0 million, from $840.0 million to $900.0 million.
o
Reduction driven by lower pass-through revenue (revenue generated on subcontractor and non-labor direct costs) of $35.0 million to $55.0 million, lower emergency response revenue of $35.0 million to $45.0 million, and other lower revenue of $15.0 million to $25.0 million.
o
The full-year 2026 revenue outlook does not include any benefit from future acquisitions or environmental emergencies which have not yet occurred.
•
Third quarter 2026 revenue is expected to be $190.0 million to $210.0 million, with Consolidated Adjusted EBITDA1 as a percentage of revenue expected to be 17.0% to 18.0% at the midpoint of the revenue range.
•
Onterris expects year-end 2026 leverage ratio of approximately 2.5x, consistent with prior year and inclusive of $30.0 million of share repurchases and $10.8 million of contingent consideration payments in the first half of 2026.

Little Rock, Arkansas (August 5, 2026) – Onterris, Inc. (the “Company,” “Onterris” or “ONT”) (NYSE: ONT), a global environmental solutions company solving complex challenges for planet and progress, today announced results for the second quarter ended June 30, 2026.

Onterris President and Chief Executive Officer, Vijay Manthripragada, commented, “While environmental emergency response activity and related services remain significantly below historical levels, as reflected in our updated 2026 revenue outlook, the underlying business continues to grow. We expect Consolidated Adjusted EBITDA1 growth in 2026 and approximately 150 basis points of margin expansion compared to 2025. Underlying growth in the business and improved profitability explain why full year cash flow expectations are largely unchanged from the start of the year. These expectations are grounded in our relatively predictable testing business and known consulting and treatment projects."

Mr. Manthripragada continued, “We remain committed to achieving our long-term goals and are continuing to execute against the priorities within our control, including serving our clients, maintaining cost discipline and converting a greater share of our revenue into earnings and cash flow. That work is strengthening Onterris and supporting our objective of enhancing value for stockholders.”

Second Quarter 2026 Results

Revenue in the second quarter of 2026 was $186.7 million compared to $234.5 million in the prior-year quarter, a decrease of $47.9 million. The decrease was driven by lower Consulting and Treatment segment revenue of $46.2 million, primarily due to historically low environmental emergency response

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and related recovery service revenues in the current-year quarter compared to an abnormally high prior-year quarter driven by a single environmental event. Environmental emergency response revenue declined by $37.7 million. Measurement and Analysis segment revenue was lower by $1.7 million; despite this decrease there is strong client demand and acceleration into the second half of 2026.

Income from operations in the second quarter of 2026 was $6.5 million, compared to $14.9 million in the prior-year quarter. The decrease primarily reflected lower revenue, partially offset by improved project mix and continued cost discipline. Net income in the second quarter of 2026 was $1.4 million, or $0.04 EPS, compared to net income of $18.4 million, or $0.42 EPS, in the prior-year quarter. The decrease in net income primarily reflected lower operating income and lower fair-value gain on financial instruments, partially offset by lower income tax expense. The $0.38 comparative period decline in EPS was due to lower net income, partially offset by the elimination of the Series A-2 dividend following full redemption of the shares on July 1, 2025, and a lower diluted weighted-average share count.

Adjusted Net Income1 and Adj EPS1 in the second quarter of 2026 were $19.6 million and $0.51, respectively, compared to $27.4 million and $0.60, respectively, in the prior-year quarter. Adjusted Net Income1 decreased primarily due to lower revenues in the current period. The decrease in Adj EPS1 in the current period was partially offset by the elimination of the Series A-2 dividend and a lower fully diluted weighted-average share count.

Consolidated Adjusted EBITDA1 in the second quarter of 2026 was $31.9 million, or 17.1% of revenue, compared to $39.6 million, or 16.9% of revenue, in the prior-year quarter. The decrease in Consolidated Adjusted EBITDA1 was primarily due to historically low emergency response and related recovery service revenues. Consolidated Adjusted EBITDA1 as a percentage of revenue improved due to successful ongoing cost optimization.

Cash Flow, Liquidity and Capital Resources

2026 operating cash flow expectations are largely unchanged. Onterris expects to convert 60.0% of full-year Consolidated Adjusted EBITDA1 into operating cash flow and generate $70.0 million to $80.0 million in operating cash flow in the second half of 2026. Given consistent annual cash flow, Onterris expects a year-end 2026 leverage ratio of approximately 2.5x, consistent with prior year and inclusive of $30.0 million of share repurchases and $10.8 million of contingent consideration payments in the first half of 2026.

Net cash used in operating activities for the six months ended June 30, 2026, was $5.5 million, compared to net cash provided by operating activities of $27.4 million in the prior-year period. This $32.9 million decrease primarily reflected lower earnings before non-cash items and higher seasonal working capital usage, including the payment of $27.7 million in first quarter 2026 for accrued annual 2025 bonuses due to financial outperformance, compared to $11.7 million paid for bonuses in the prior year.

As of June 30, 2026, Onterris reported a leverage ratio under the 2025 Credit Facility of 3.2x, inclusive of $30.0 million of share repurchases and $10.8 million of contingent consideration payments in the first

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half of 2026. Total available liquidity was $160.8 million, including $12.7 million of cash and $148.1 million of availability on its revolving line of credit.

Board-led Strategic Review Process

The Onterris Board regularly evaluates opportunities to enhance stockholder value. Today, the Company announced a comprehensive Board-led strategic review, with the assistance of outside financial and legal advisors, of the Company’s business, portfolio, capital allocation, long-range strategic plan, and strategic alternatives. These alternatives include, among others, evaluating acquisition interest in the Company and other value-creating transactions (including acquisition opportunities), as well as evaluating operational initiatives and the continued execution of its standalone plan.

The Board has not set a timetable for the conclusion of its review, and there can be no assurance that the review will result in any transaction or other outcome. Onterris does not intend to comment further regarding the review unless and until it determines that further disclosure is appropriate or necessary.

Limited-Duration Rights Plan

The Board also approved the adoption of a limited-duration stockholder rights plan (the “Rights Plan”) in response to significant and undisclosed accumulation of Onterris shares and derivative securities. The Rights Plan is intended to protect the best interests of all Onterris stockholders and the value of their investment, including by safeguarding the integrity of the Board-led strategic review process announced above.

The Rights Plan is designed to reduce the likelihood that any person or group prevents Onterris stockholders from realizing the long-term value of their investment by acquiring negative or actual control without appropriately compensating the Company’s stockholders. It is also intended to afford the Board sufficient time and opportunity to make informed judgments that are in the best interests of the Company and all Onterris stockholders.

The Rights Plan is effective immediately and has a one-year duration, expiring on August 4, 2027. The Board may consider an earlier termination of the Rights Plan as circumstances warrant.

Further details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Webcast and Conference Call

Onterris has updated the time of its previously announced earnings webcast and conference call to today, Wednesday, August 5, 2026, at 5:30 p.m. Eastern Time. A question-and-answer session will follow the prepared remarks.

A live webcast of the conference call will be available in the Investors section of the Onterris website at Onterris.com. Alternatively, to participate in the live call, dial (800) 717-1738 (toll-free in North America) or +1 (646) 307-1865 (international) approximately ten minutes before the scheduled start. When

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prompted, please provide the Conference ID: 65103 to join the Onterris Second Quarter 2026 Earnings Conference Call. A telephonic replay will be available from 9:00 p.m. ET on the day of the call through Wednesday, August 19, 2026. To listen to the archived call, dial (412) 317-6671 and enter replay PIN 1165103. The webcast replay will be available on the Onterris website.

About Onterris

Onterris is a global environmental solutions company partnering with organizations to solve complex challenges where environmental pressures, regulatory expectations and operational risks intersect. Guided by our mission to advance the way of life without compromising the integrity of our environment, we believe environmental responsibility and human progress are fundamentally connected. Our scientists, engineers, field teams and consultants apply systems thinking that unites science, data and practical expertise to deliver solutions that strengthen our clients’ resilience, mitigate risk and help protect the air, water and soil that sustain communities, while uncovering responsible paths forward for planet and progress. For more information, visit Onterris.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. These forward-looking statements include those regarding Full-Year 2026 Guidance and Third Quarter Outlook and the benefits of the Board-led strategic review process and the Rights Plan. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Factors or events that could cause actual results to differ may also arise from time to time, and the Company cannot predict all of them. These factors and events include (i) general global economic, business and other conditions, including inflationary and interest rate pressures and tariffs and other trade tensions, the cyclical nature of our industry and the significant fluctuations in events that impact our business; (ii) the parts of our business that depend on difficult to predict natural or manmade events and the fluctuations in our revenue and customer concentration as a result thereof; (iii) our ability to adapt to changing technology, industry standards or regulatory requirements, including emerging environmental, social and governance requirements; (iv) the highly competitive nature of our business; (v) significant environmental governmental regulation or de-regulation; (vi) our ability to execute on our acquisition strategy and successfully integrate and realize benefits from our acquisitions; (vii) our ability to maintain and expand our client base; (viii) our ability to attract and retain qualified managerial and skilled technical personnel; (ix) safety-related issues; (x) any failure in or breach of our networks and systems or other forms of cyber-attack; (xi) our ability to promote and develop our new brand; (xii) our ability to maintain necessary accreditations and other authorizations in varying jurisdictions; (xiii) allegations regarding compliance with professional standards, duties and statutory obligations and our ability to provide

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accurate results; (xiv) the lack of formal long-term agreements with many of our clients; (xv) government clients and contracts; (xvi) our ability to maintain our prices and manage costs; (xvii) our ability to protect our intellectual property or claims that we infringe on the intellectual property rights of others; (xviii) laws and regulations regarding handling of confidential information; (xix) our international operations; (xx) product related risks; (xxi) whether the objectives of the strategic review process will be achieved; (xxii) the terms, structure, benefits and costs of any strategic transaction; the timing of any transaction and whether any transaction will be consummated at all; (xxiii) the risk that the board review and its announcement could have an adverse effect on the our ability to retain and hire key personnel and maintain relationships with partners, suppliers, employees, shareholders and other business relationships and on its operating results and business generally; (xxiv) the risk the board review could divert the attention and time of our management; (xxv) the risk of any unexpected costs or expenses resulting from the review; and (xxvi) the risk of any litigation relating to the review.

Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, as supplemented by its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contacts

Investor Relations

Adrianne D. Griffin

Senior Vice President, Investor Relations & Treasury

(949) 988-3383

ir@onterris.com

Media Relations

Lauren Dowling
Senior Vice President, Marketing & Communications
(214) 514-9809

pr@onterris.com

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ONTERRIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$186,661	$234,543	$355,179	$412,377
Cost of revenues (exclusive of depreciation and amortization shown below)	104,401	132,802	205,869	241,208
Selling, general and administrative expense	62,961	73,683	124,283	139,915
Fair value changes in business acquisition contingencies	141	354	(697)	831
Depreciation and amortization	12,704	12,763	25,333	26,057
Income from operations	6,454	14,941	391	4,366
Other income, net	729	9,171	1,871	8,323
Interest expense, net	(5,471)	(4,768)	(10,937)	(9,833)
Total other income (expense), net	(4,742)	4,403	(9,066)	(1,510)
Income (loss) before expense from income taxes	1,712	19,344	(8,675)	2,856
Income tax expense	346	988	2,649	3,859
Net income (loss)	$1,366	$18,356	$(11,324)	$(1,003)

Equity adjustment from foreign currency translation	(2,001)	(1,258)	(1,894)	(1,611)
Comprehensive income (loss)	(635)	17,098	(13,218)	(2,614)

Weighted average common shares outstanding
Basic	35,806	35,206	35,926	34,855
Diluted	38,714	43,455	35,926	34,855
Net income (loss) per share attributable to common stockholders
Basic	$0.04	$0.48	$(0.32)	$(0.15)
Diluted	$0.04	$0.42	$(0.32)	$(0.15)
Net income (loss) attributable to common stockholders
Net income (loss)	$1,366	$18,356	$(11,324)	$(1,003)
Convertible and redeemable series A-2 preferred stock dividend	—	(1,400)	—	(4,150)
Net income (loss) attributable to common stockholders	$1,366	$16,956	$(11,324)	$(5,153)

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ONTERRIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash, cash equivalents and restricted cash	$12,724	$11,223
Accounts receivable, net	133,155	155,380
Contract assets	66,293	58,831
Prepaid and other current assets	26,119	14,959
Total current assets	238,291	240,393
Non-current assets
Property and equipment, net	66,257	63,853
Operating lease right-of-use asset, net	37,376	36,560
Finance lease right-of-use asset, net	36,630	37,595
Goodwill	465,778	466,786
Other intangible assets, net	113,607	126,383
Other assets	9,299	9,726
Total assets	$967,238	$981,296
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other accrued liabilities	$53,505	$71,778
Accrued payroll and benefits	30,550	52,773
Business acquisitions contingent consideration, current	6,182	14,883
Current portion of operating lease liabilities	11,113	10,735
Current portion of finance lease liabilities	6,700	6,602
Current portion of long-term debt	11,273	11,230
Total current liabilities	119,323	168,001
Non-current liabilities
Business acquisitions contingent consideration, long-term	—	2,755
Other non-current liabilities	6,186	7,088
Deferred tax liabilities, net	21,847	21,817
Operating lease liability, net of current portion	28,657	28,215
Finance lease liability, net of current portion	23,112	25,180
Long-term debt, net of deferred financing fees	337,774	277,065
Total liabilities	$536,899	$530,121
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at June 30, 2026 and December 31, 2025; issued shares: 36,737,899 and 35,929,665 at June 30, 2026 and December 31, 2025, respectively; outstanding shares: 35,110,136 and 35,929,665 at June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in-capital	750,296	727,927
Accumulated deficit	(284,837)	(273,513)
Accumulated other comprehensive loss	(5,133)	(3,239)
Treasury stock, at cost; 1,627,763 and 0 shares at June 30, 2026 and December 31, 2025, respectively	(29,987)	—
Total stockholders’ equity	430,339	451,175
Total liabilities and Stockholders’ Equity	$967,238	$981,296

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ONTERRIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2026	2025
Operating activities:
Net loss	$(11,324)	$(1,003)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision (recovery) for credit loss	(1,419)	5,482
Depreciation and amortization	25,333	26,057
Non-cash leases expense	5,733	6,119
Stock-based compensation expense	18,691	24,557
Fair value changes in financial instruments	(1,758)	(8,040)
Write off of deferred financing costs	—	913
Deferred income taxes	3,916	3,557
Other operating activities, net	(1,320)	1,671
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and contract assets	15,031	(27,379)
Prepaid expenses and other current assets	(13,492)	(1,124)
Accounts payable and other accrued liabilities	(17,358)	(793)
Accrued payroll and benefits	(22,223)	3,057
Change in operating leases	(5,614)	(5,676)
Other assets	323	—
Net cash (used in) provided by operating activities	$(5,481)	$27,398
Investing activities:
Purchases of property and equipment	(11,324)	(5,117)
Proceeds from the sale of property and equipment	181	39
Proprietary software development and other software costs	—	(2,804)
Purchase price true ups	—	(50)
Proceeds from other activities	19	—
Net cash used in investing activities	$(11,124)	$(7,932)
Financing activities:
Proceeds from revolving line of credit	258,405	216,025
Repayment of the revolving line of credit	(191,192)	(174,671)
Repayment of aircraft loan	(604)	(564)
Proceeds from term loan	—	200,000
Repayment of term loan	(5,000)	(189,219)
Payment of contingent consideration and other purchase price true ups	(10,758)	(4,400)
Repayment of finance leases	(6,276)	(6,070)
Payments of deferred financing costs	—	(2,189)
Proceeds from issuance of common stock for exercised stock options	3,678	77
Proceeds from building sale leaseback	—	2,500
Dividend payment to the series A-2 stockholders	—	(2,750)
Redemption of series A-2 preferred stock	—	(60,000)
Repurchases of common stock	(29,987)	—
Net cash (used in) provided by financing activities	$18,266	$(21,261)
Change in cash, cash equivalents and restricted cash	1,661	(1,795)
Foreign exchange impact on cash balance	(160)	(656)
Cash, cash equivalents and restricted cash:
Beginning of year	11,223	12,935
End of period	$12,724	$10,484

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SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2026		2025
	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues	Segment Adjusted EBITDA(1)
Consulting and Treatment	$125,597	$27,885	$171,748	$37,585
Measurement and Analysis	61,064	15,977	62,795	18,298
Total Reportable Segments	$186,661	$43,862	$234,543	$55,883

	Six Months Ended June 30,
	2026		2025
	Segment Revenues	Segment Adjusted EBITDA(1)	Segment Revenues	Segment Adjusted EBITDA(1)
Consulting and Treatment	$240,184	$48,018	$290,552	$54,084
Measurement and Analysis	114,995	25,914	121,825	32,071
Total Reportable Segments	$355,179	$73,932	$412,377	$86,155

_____________________________________

(1)
To evaluate segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.

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Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Basic Adj EPS represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding during the applicable period. Diluted Adj EPS represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period. Free cash flow is defined as the sum of net cash provided by (used in) operating activities and net cash used in investing activities, adjusted for the impact of certain other items, including contingent consideration and other purchase price true ups, minority investments, cash paid for acquisitions, net of cash acquired, and dividend payments to the Series A-2 holders.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adj EPS are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Free cash flow is used by management as one of the means by which it assesses cash generation in excess of ongoing capital needs of the business.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our

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financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adj EPS in conjunction with the related GAAP measures. Free cash flow has certain limitations and should not be considered as an alternative to or in isolation from net cash provided by (used in) operating activities or any other measure of cash flow generation calculated in accordance with GAAP. In evaluating Free cash flow, you should be aware that Free cash flow does not represent residual cash flow available for discretionary expenditures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2026. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, and fair value changes. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

In a given reporting period, when we refer to revenue changes driven by acquisitions, we are referring to the revenue contribution from any acquisition from its closing date through the first 12 months of that acquisition, at which point any subsequent contribution therefrom would be organic.

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Onterris, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$1,366	$18,356	$(11,324)	$(1,003)
Amortization of intangible assets	6,662	7,326	13,336	15,716
Stock-based compensation(1)	9,618	10,834	18,691	24,557
Acquisition costs(2)	137	325	218	1,036
Fair value changes in financial instruments(3)	(532)	(9,256)	(1,242)	(8,040)
Fair value changes in business acquisition contingencies(4)	141	354	(697)	831
Rebranding expenses	1,422	—	2,523	—
Other losses and expenses(5)	1,207	453	2,615	1,485
Tax effect of adjustments(6)	(460)	(1,018)	1,354	(1,873)
Adjusted Net Income	$19,561	$27,374	$25,474	$32,709
Preferred dividends Series A-2	—	(1,400)	—	(4,150)
Adjusted Net Income attributable to stockholders	$19,561	$25,974	$25,474	$28,559

Net Income (Loss) per share attributable to stockholders	$0.04	$0.48	$(0.32)	$(0.15)
Basic Adjusted Net Income per share(7)	$0.55	$0.74	$0.71	$0.82
Diluted Adjusted Net Income per share(8)	$0.51	$0.60	$0.65	$0.64

Weighted average common shares outstanding	35,806	35,206	35,926	34,855
Fully diluted shares	38,714	43,455	38,984	44,664

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors and selected employees.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(3)
Amounts for the three and six months ended June 30, 2026 relate to the change in fair value of the interest rate swap instruments. Amounts for the three and six months ended June 30, 2025 relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(4)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the beginning of the relevant period and the expected (or actual) value of earn-outs at the end of the relevant period.
(5)
Amounts for the three and six months ended June 30, 2026 consist primarily of severance costs related to organizational restructuring of business lines within the Company's former Assessment, Permitting and Response and Remediation and Reuse segments and IT migration costs. Amounts for the three and six months ended June 30, 2025 consist primarily of non-recurring costs incurred to restructure the Company's renewable energy business, third party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company, and costs to centralize certain back-office functions.
(6)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities, and determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of June 30, 2026.
(7)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(8)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.

Onterris.com	13
Press Release

Onterris, Inc.

Reconciliation of Net Income (Loss) to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$1,366	$18,356	$(11,324)	$(1,003)
Interest expense	5,471	4,768	10,937	9,833
Income tax expense	346	988	2,649	3,859
Depreciation and amortization	12,704	12,763	25,333	26,057
EBITDA	$19,887	$36,875	$27,595	$38,746
Stock-based compensation(1)	9,618	10,834	18,691	24,557
Acquisition costs(2)	137	325	218	1,036
Fair value changes in financial instruments(3)	(532)	(9,256)	(1,242)	(8,040)
Fair value changes in business acquisition contingencies(4)	141	354	(697)	831
Rebranding expenses	1,422	—	2,523	—
Other losses and expenses(5)	1,207	453	2,615	1,485
Consolidated Adjusted EBITDA	$31,880	$39,585	$49,703	$58,615

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to option awards issued to employees and restricted stock grants issued to directors and selected employees.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity, including direct costs of integration.
(3)
Amounts for the three and six months ended June 30, 2026 relate to the change in fair value of the interest rate swap instruments. Amounts for the three and six months ended June 30, 2025 relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(4)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the beginning of the relevant period and the expected (or actual) value of earn-outs at the end of the relevant period.
(5)
Amounts for the three and six months ended June 30, 2026 consist primarily of severance costs related to organizational restructuring of business lines within the Company's former Assessment, Permitting and Response and Remediation and Reuse segments and IT migration costs. Amounts for the three and six months ended June 30, 2025 consist primarily of non-recurring costs incurred to restructure the Company's renewable energy business, third-party expenses associated with the independent review and analysis of assertions in a short seller report regarding the Company, and costs to centralize certain back-office functions.

Onterris.com	14
Press Release